Exhibit 99.1

PRESS RELEASE

Sonic Foundry Reports Fourth Quarter and Fiscal 2008 Year-End Results

MADISON, Wis. – December 2, 2008 – Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for the fourth quarter and fiscal year ended September 30, 2008:

Fourth Quarter
•	Billings total $5.3 million compared to $5.0 million in the fourth quarter of 2007
•
Revenue totals $4.1 million, which excludes $500 thousand of product billings deferred until the date of installation in the first quarter of fiscal 2009, compared to $4.7 million in the fourth quarter of 2007

•	Non-GAAP net income of $298 thousand or $0.01 per diluted share compared to non-GAAP net loss of $817 thousand or $(0.02) per diluted share in the fourth quarter of 2007
•	GAAP net loss of $1.2 million or $(0.03) per diluted share compared to $1.4 million or $(0.04) per diluted share in the fourth quarter of 2007
•	Deferred revenue balance of $4.7 million compared to $3.6 million at June 30, 2008, and $3.3 million at September 30, 2007
•	Positive cash provided by operations and increased balance from June 30, 2008
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Operating expenses total $4.2 million, down from $5.0 million during the fourth quarter of fiscal 2007 and down from $5.5 million during the first quarter of 2008 at which time the company initiated a cost reduction plan

2008 Fiscal Year
•	Billings total $17.8 million compared to $18.1 million in 2007
•	Revenue totals $15.6 million compared to $16.7 million in 2007 with a 65 percent increase in services revenue
•	Cash used in operating activities decreased 34 percent
•	GAAP net loss of $7.8 million or $(0.22) per diluted share compared to $6.4 million or $(0.18) per diluted share in 2007

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization and one time severance payments and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

As previously reported, the company initiated measures in January 2008 to deemphasize corporate enterprise sales and to concentrate efforts within the higher education and corporate training sectors. Continued progress was seen in the fourth quarter resulting in positive non-GAAP net income of $298 thousand or $0.01 per share, marking the second straight quarter with non-GAAP net income. The positive non-GAAP performance combined with favorable working capital requirements led to an increase in cash from June 30, 2008. The company’s cost reduction strategy reduced quarterly operating expenses throughout the year, ultimately limiting the yearly operating expense increase to just $57 thousand.

Sonic Foundry achieved 18 percent higher year-end deferred revenue than originally forecasted, leading to a balance of $4.7 million at September 30, 2008. Of the deferred revenue balance, the company expects to realize $2.2 million in the upcoming quarter. Recorder unit shipments increased 7 percent from 720 to 776, while service revenue was $7.0 million, a 65 percent increase over fiscal 2007 due primarily to an increase in event and content hosting services as well as new and renewed support contracts. Gross margins were $11.4 million or 73 percent for the fiscal year, compared to $12.6 million and 75 percent in the previous year. The decrease in gross margins is due to discount pricing related to an increase in higher volume transactions and incentive programs for end of life hardware upgrades.

Billings to higher education customers totaled 57 percent of total billings for the year, an increase from 35 percent in fiscal 2007. The company has sold to more than 600 education customers to date.

Sonic Foundry remains focused on the education and corporate webcasting-as-a-service markets given historic evidence that these sectors thrive during a slow economy. Demand for online training and event webcasting in the corporate enterprise is expected to increase as companies look to cut travel costs yet maintain company-wide communication and alignment. Likewise, enrollment in colleges and universities traditionally either remains stable or increases during an economic slowdown, particularly as workers seek retraining and graduate degrees.

Domestic higher education licensed sales to new customers for the fourth quarter of fiscal 2008 included Harrisburg University of Science and Technology, Louisiana State University, Los Angeles Harbor College, Texas Southern University, The Citadel, Touro University Nevada, University of Arizona College of Law, University of New Mexico, University of Southern Nevada, University of Washington School of Dentistry and William Carey University. International sales amounted to 19 percent of yearly billings and continue to strengthen with new customers at Algonquin College, Institute of Physics - London, Liverpool Hope University, London Business School and University of Witwattersrand.

Outsourced webcasting services for training events resulted in $1.4 million or 8 percent of total billings for the year, a 132 percent increase year over year. Sonic Foundry Event Services customers are typically corporate meeting planners, communication executives or training directors planning either large, multi-room, multi-day events or high-profile live events such as press conferences or product launches.

Additional highlights of fiscal year 2008 include:
•	The introduction of Mediasite 5.0 and the next generation of Mediasite RL and ML Recorders at InfoComm in Las Vegas. The release includes more than 100 new features.
•	Being named Best Webcasting Platform for the second consecutive year in the Streaming Media Magazine Readers’ Choice Awards.
•	The announcement of the 1000th Mediasite customer, Penn State University Dickinson School of Law, and 3500th Event Services webcast for Fiserv.
•	Representation from nearly 200 individuals, representing 30 states, seven countries and 95 organizations at UNLEASH 2008, the company’s second annual Mediasite User Conference.
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Continued partnership with the leading higher education conferences in the nation including the Chronicle of Higher Education, EduComm, Sloan Consortium and EDUCAUSE, where the company streamed key conference sessions live for the first time.

“Over the last year, Sonic Foundry refined its operations and solidified its strategy for addressing both the academic and corporate online learning marketplace. As a result, we are well positioned for future growth,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “Given the historic stability of the education market during times of economic uncertainty, coupled with increasing demand for outsourced services, we are confident that we can achieve our near-term objectives and thrive in fiscal 2009.”

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2008 year-end results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/fy08. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use the measure of non-GAAP net income or loss in our financial presentation, which exclude certain non-cash costs and include certain cash billings not recognized as revenue for GAAP purposes. These costs include stock-based compensation which we believe is helpful in understanding our past financial performance and our future results. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

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Stock-based compensation expenses: We adopted FASB Statement No. 123R, Share-Based Payments, on October 1, 2005, under the modified prospective method. Statement 123R requires us to record non-cash operating expenses associated with stock option awards at their estimated fair values. Prior to our Statement 123R adoption, we were required to record stock-based compensation expenses at intrinsic value, which was zero since we only issue stock options at the market price of our stock on the date issued. In accordance with the modified prospective method, our financial statements for prior periods have not been restated to reflect, and do not include, the changes in methodology to expense options at fair values in accordance with Statement 123R. Stock-based compensation is a key incentive offered to our employees. We believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues. As a result, we continue to evaluate our business performance excluding stock-based compensation expenses.

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Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

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Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and are therefore used by management as a key operational indicator.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for more than 1,200 customers in education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Investor Contact:
Rob Schatz
Wolfe, Axelrod, Weinberger & Assoc., LLC
212-370-4500
rob@wolfeaxelrod.com

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands, except for share and per share data)

	September 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$3,560	$8,008
Accounts receivable, net of allowances of $150 and $270	3,864	5,001
Inventories	330	204
Prepaid expenses and other current assets	429	975
Total current assets	8,183	14,188

Property and equipment:
Leasehold improvements	980	975
Computer equipment	2,476	2,267
Furniture and fixtures	461	461
Total property and equipment	3,917	3,703
Less accumulated depreciation and amortization	2,223	1,520
Net property and equipment	1,694	2,183
Other assets:
Goodwill and other intangible assets, net of amortization of $1,669 and $1,656	7,597	7,610

Total assets	$17,474	$23,981

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,256	$1,512
Accrued liabilities	1,113	1,023
Unearned revenue	4,661	3,314
Current portion of capital lease obligations	46	66
Current portion of notes payable	333	333
Total current liabilities	7,409	6,248

Long-term portion of capital lease obligations	24	69
Long-term portion of notes payable	223	556
Other liabilities	255	348
Total liabilities	7,911	7,221

Stockholders' equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued	─	─
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued	–	–

Common stock, $.01 par value, authorized 100,000,000 shares; 35,728,837 and 35,684,503 shares issued and 35,601,670 and 35,557,336 shares outstanding	357	357
Additional paid-in capital	184,204	183,528
Accumulated deficit	(174,803)	(166,930)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 127,167 shares	(169)	(169)
Total stockholders' equity	9,563	16,760
Total liabilities and stockholders' equity	$17,474	$23,981

Sonic Foundry, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Years Ended September 30,
	2008	2007	2006
Revenue:
Product	$8,439	$12,445	$9,902
Services	7,037	4,254	2,506
Other	125	38	156
Total revenue	15,601	16,737	12,564

Cost of revenue:
Product	3,677	3,755	3,215
Services	528	378	─
Total cost of revenue	4,205	4,133	3,215
Gross margin	11,396	12,604	9,349

Operating expenses:
Selling and marketing	12,905	12,236	7,630
General and administrative	2,843	3,886	3,041
Product development	3,531	3,100	2,238
Total operating expenses	19,279	19,222	12,909
Loss from operations	(7,883)	(6,618)	(3,560)

Interest expense	(89)	(37)	(6)
Other income, net	99	285	83
Total other income	10	248	77

Net loss	$(7,873)	$(6,370)	$(3,483)

Loss per common share:
Basic net loss per common share	$(0.22)	$(0.18)	$(0.11)
Diluted net loss per common share	$(0.22)	$(0.18)	$(0.11)

Weighted average common shares – Basic	35,579,665	34,688,039	32,015,310
– Diluted	35,579,665	34,688,039	32,015,310

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Fiscal Quarter Ended September 30, 2008			Fiscal Quarter Ended September 30, 2007
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$4,065	$1,220	$5,285	$4,741	$248	$4,989
Cost of revenue	1,125	—	1,125	1,243	—	1,243
Total Operating expenses	4,158	(304)	3,854	4,977	(374)	4,603
Income (loss) from operations	(1,218)	1,524	306	(1,479)	622	(857)
Other income (expense)	(8)	—	(8)	40	—	40
Net income (loss)	$(1,226)	$1,524	$298	$(1,439)	$622	$(817)
Diluted net income (loss) per common share	$(0.03)	$0.04	$0.01	$(0.04)	$0.02	$(0.02)

(1)Adjustments consist of the following:

Billings	$1,220	$248
Depreciation (in G&A)	195	180
Stock-based compensation(2)	109	194

Total non-GAAP adjustments	$1,524	$622

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing	$71	$127
General and administrative	30	40
Research and development	8	27

Total stock-based compensation	$109	$194